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Exhibit 99.4

PART II

Item 5. Market for Registrant's Common Equity and Related Stockholder Matters and Issuer Purchase of Equity Securities

        The principal market on which Marathon's common stock is traded is the New York Stock Exchange. Marathon's common stock is also traded on the Chicago Stock Exchange. Information concerning the high and low sales prices for the common stock as reported in the consolidated transaction reporting system and the frequency and amount of dividends paid during the last two years is set forth in "Selected Quarterly Financial Data (Unaudited)" on page F-42.

        As of January 31, 2007, there were 64,646 registered holders of Marathon common stock.

        The Board of Directors intends to declare and pay dividends on Marathon common stock based on the financial condition and results of operations of Marathon Oil Corporation, although it has no obligation under Delaware law or the Restated Certificate of Incorporation to do so. In determining its dividend policy with respect to Marathon common stock, the Board will rely on the consolidated financial statements of Marathon. Dividends on Marathon common stock are limited to legally available funds of Marathon.

        The following table provides information about purchases by Marathon and its affiliated purchaser during the quarter ended December 31, 2006 of equity securities that are registered by Marathon pursuant to Section 12 of the Exchange Act:

ISSUER PURCHASES OF EQUITY SECURITIES

	(a)		(b)	(c)	(d)
Period	Total Number of Shares Purchased(a)(b)		Average Price Paid per Share	Total Number of Shares Purchased as Part of Publicly Announced Plans or Programs(d)	Approximate Dollar Value of Shares that May Yet Be Purchased Under the Plans or Programs(d)

10/01/06 – 10/31/06	2,317,869		$79.90	2,302,642	$664,177,964
11/01/06 – 11/30/06	2,214,981		$89.01	2,212,358	$467,266,675
12/01/06 – 12/31/06	1,859,740	(c)	$94.13	1,815,000	$296,427,158

Total	6,392,590		$87.19	6,330,000

(a)
46,872 shares of restricted stock were delivered by employees to Marathon, upon vesting, to satisfy tax withholding requirements.
(b)
Under the terms of the Acquisition, Marathon paid Ashland shareholders cash in lieu of issuing fractional shares of Marathon's common stock to which such holder would otherwise be entitled. Marathon acquired 7 shares due to Acquisition exchanges and Ashland share transfers pending at the time of closing of the Acquisition.
(c)
15,711 shares were repurchased in open-market transactions to satisfy the requirements for dividend reinvestment under the Marathon Oil Corporation Dividend Reinvestment and Direct Stock Purchase Plan (the "Plan") by the administrator of the Plan. Stock needed to meet the requirements of the Plan are either purchased in the open market or issued directly by Marathon.
(d)
In January 2006, we announced a $2 billion share repurchase program. In January 2007, our Board of Directors authorized the extension of this program by an additional $500 million. As of February 21, 2007, the Company had repurchased 48.3 million split-adjusted common shares at a cost of $2 billion.

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PART II
  Item 5. Market for Registrant's Common Equity and Related Stockholder Matters and Issuer Purchase of Equity Securities
ISSUER PURCHASES OF EQUITY SECURITIES